Smith Barney Futures Management LLC
                         388 Greenwich Street, 7th Floor
                          New York, New York 10013-2396



February 29, 2000



Trendview Management Inc.
600 B Steet
Suite 1650
San Diego, California 92101

Attention:  Mr. Clark Smith

Re:   SB International Advisors Currency Fund L.P.

Dear  Dan:

      Please liquidate all of your positions in the above referenced fund in an orderly fashion beginning immediately. This will effectively terminate your management agreement with the fund.


If you have any questions, I can be reached at 212- 723-5416.

Very truly yours,

SMITH BARNEY FUTURES MANAGEMENT LLC.



Daniel A. Dantuono
Chief Financial Officer & Director


DAD/sr